Exhibit 10.1
TO:    Phillippe Lord
FROM:     Michael Odell, Chairman of the Compensation Committee (the “Committee”)
DATE:    February 22, 2023
RE:    Notice of Approved 2023 Compensation (“Notice”)

Reference is made to that certain employment agreement effective January 1, 2021 (the “Employment Agreement”) concerning the employment and compensation of Phillippe Lord, the Company’s Chief Executive Officer (“Executive”). Capitalized terms in this Notice not otherwise defined herein have the meanings prescribed to those terms in the Executive’s Employment Agreement.
Base Salary Adjustment
    As provided in the Employment Agreement, the Executive’s Base Salary is subject to annual review and may, in the Committee’s discretion, be increased without the Executive’s consent. With respect to the Executive, the Committee has reviewed Executive’s Base Salary and concluded that no adjustments should be made at this time. Accordingly, Executive’s Base Salary for the Company’s 2023 fiscal year will remain unchanged at $900,000.
Annual Bonus Adjustment
    As provided in the Employment Agreement, the Executive’s Target Bonus is set at a minimum amount of $2,125,000 – or such greater amount as may be provided in a written notice to the Executive from the Committee.
    Accordingly, this is to provide notice to the Executive that Executive’s Target Bonus for the Company’s 2023 fiscal year will remain at $2,250,000 (i.e. 250% of Base Salary) and actual Bonus will be adjusted to an amount ranging from 0% - 250% of the Target Bonus. Thus, the maximum Bonus payable to the Executive for the 2023 fiscal year will be $5,625,000.
Performance Share Award
    As provided in the Employment Agreement, the Executive’s annual Performance Share Award (“PSA”) is a target number of shares with a fair market value on the date of grant worth a minimum of $1,487,500 or such greater amount as may be provided to Executive in a written notice from the Committee. The PSA that is payable for the Performance Period, if any, shall be an amount ranging from 0% to 150% of the target number of shares, contingent on the achievement of one or more performance goals established by the Committee.
    Accordingly, this is to provide notice to the Executive that Executive’s PSA target for the Performance Period beginning January 1, 2023 and ending December 31, 2023 will be based on a grant value of $2,025,000; the PSA payable with respect to such grant shall be in the 0% to 200% range of the target.
Restricted Stock Unit
    As provided in the Employment Agreement, the Executive’s annual Restricted Stock Unit (“RSU”) is a target number of shares with a fair market value on the date of grant worth a minimum of $1,487,500 or such greater amount as may be provided to Executive in a written notice from the Committee.
    Accordingly, this is to provide notice to the Executive that Executive’s RSU target for the 2023 fiscal year will be based on a grant value of $2,025,000.

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Except as specifically expressed in this Notice, the Employment Agreement shall remain in full force and effect. To the extent there is any contradiction or inconsistency between the terms of this Notice and the terms of the Employment Agreement, the terms and intended effect of this Notice shall control.

COMPENSATION COMMITTEE

/s/ Michael Odell__________________________________
By:    Michael Odell
    Chairman of the Compensation Committee

/s/ Phillippe Lord_____________________________        02/22/23_____________________________
Executive                            Date